CARRERA(R)







                                LICENSE AGREEMENT



                   between:


          CARRERA OPTYL MARKETING GmbH
          Johan Roithner Strasse 131 A 4050 Traun (Austria)


          and


          GRAFIX TIME Corporation
          4155 E. Jewell Ave., Suite 500
          Denver (U.S.A.)


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                                      INDEX


CLAUSE               HEADINGS                              PAGE NO.

                     PARTIES                                  1
                     RECITALS                                 1
1                    DEFINITION AND INTERPRETATION            2
2                    GRANT OF LICENCE                         5
3                    TERM                                     5
4                    DISTRIBUTION                             6
5                    CARRERA'S OBLIGATIONS                    6
6                    OBLIGATIONS OF LICENSEE                  7
7                    LICENCE FEES                             10
8                    ACCOUNTING                               11
9                    GUARANTEED MINIMA AND LUMP SUM           13
10                   SAMPLES                                  13
11                   MARKETING                                13
12                   RESERVATION OF RIGHT                     14
13                   INTELLECTUAL PROPERTY                    15
14                   CHANGE IN CONTROL                        17
15                   TERMINATION                              18
16                   REMEDIES                                 21
17                   INDEMNITY BY LICENSEE                    21
18                   INSURANCE                                21
19                   CONFIDENTIALITY                          21
20                   NON TRANSFERABILITY                      22



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21                   RELATIONSHIP BETWEEN THE PARTIES         22
22                   NOTICES AND APPROVALS                    22
23                   ENTIRE AGREEMENT                         23
24                   SEVERABILITY                             23
25                   FORCE MAJEURE                            23
26                   NO WAIVER                                24
27                   NO BROKERAGE FEE                         24
28                   MISCELLANEOUS                            24
29                   HEADINGS                                 24
30                   APPLICABLE LAW                           24
31                   ARBITRATION                              25
32                   COUNTERPARTS                             25
Schedule 1           THE TRADEMARKS                           26
Schedule 2           PRODUCTS                                 31
Schedule 3           TERRITORY                                32
Schedule 4           LICENCE FEES                             34
Schedule 5.1         NET SALES                                35
Schedule 5.2         DISCOUNTS                                36
Schedule 5.3         LIST PRICES                              37
Schedule 6           GUARANTEED MINIMA                        38
                     ATTESTATION CLAUSE                       39



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                                   CARRERA(R)
                                      Optyl

This agreement is made on this 29 day of January 1997, by and between the following parties:

- CARRERA OPTYL MARKETING GmbH, a company incorporated under the laws of Austria having its registered office at Johan Roithner Strasse 131, A 4050 Traun (Austria) (hereinafter "Carrera".

And

- GRAFIX TIME Corporation, (formerly known as Sports Equipment Technology Company) a New York company having its registered office at 4155 E. Jewell Ave., Suite 500, Denver, (hereinafter "The Licensee").

                                    Recitals:

a) whereas Carrera owns the trademarks contemplated in this Agreement that have acquired international renown and prestige in the optical frames, sunglasses and sport products (goggles, helmets and sport glasses) sector;

b) whereas on October 25, 1995 a Trademark Licensing agreement was stipulated between Carrera Optic AG, a company existing under German law which was declared bankrupted on June 1, 1996, by the competent Court of Munich, and the Licensee for manufacturing the Products under the Trademarks for the world, unless United States and its territories;

c) whereas on January 1, 1995 a Trademark Licensing agreement was stipulated between Carrera Eyewear Corp., a New Jersey subsidiary of Carrera Optic AG, and the Licensee for manufacturing the Products under the Trademarks for United states and its territories;

d) whereas on September 12, 1996, Carrera Optyl GmbH, that n the meantime had transferred the Trademarks to Carrera, declared to Grafix Time Corporation its willingness to terminate the license agreement dated January 1, 1995;

e) whereas the parties intend to terminate by mutual agreement the above mentioned agreements of October 25, 1995, and January 1, 1995, for all legal purposes, and to define their business relationship by a new agreement;

f) whereas the parties agree that all the licence fees referred to the above mentioned licence agreements matured from the relevant dates of the transfer of the Trademarks to the date of its termination shall be paid to Carrera;

g) whereas Carrera is willing to grant the Licensee on the terms and conditions of this Agreement a license to manufacture specified products incorporating certain of the trademarks of Carrera and to sell them through the Licensee's distribution network; and


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h)   whereas the  Licensee  wishes to enter into such a license on the terms and conditions set out below.

now therefore in accordance with the foregoing recitals, which are an integral part of this Agreement and which are subject to the detailed terms and conditions hereinafter set forth, Carrera and the Licensee agree as follows:

I- The Trademark Licensing agreements dated January 1, 1995 and October 25, 1995, terminates with the effect on the Effective Date and with waiver by the Licensee of any rights it may have in connection with such termination.

         The License undertakes to pay to Carrera the licence fees referred to the above mentioned agreements matured from the relevant transfer of the Trademarks up to the date of termination. The dates of transfer are the following: June 3, 1996, for the license agreement dated October 25, 1995 and August 1, 1996, for the other license agreement dated January 1, 1995.

         The payment will be made within 30 (thirty) days from the Effective Dave. For this purpose, within 10 (ten) days from the Effective Date the Licensee shall notify to Carrera the total amount of the above mentioned license fees.

1.       DEFINITION AND INTERPRETATION

1.1 In this Agreement the following expression shall have the following meanings:

         1.1.1 "Annual Account", "Final Account" shall have the meaning given to that expression in Clause 8;

         1.1.2 "Actual Price" shall mean the total price of the Licensee at which Licensed Products are sold by the Licensee to Distributors or Stockists (net of any sales taxes) in the currency in which the Licensee invoices its Distributors or Stockists;

         1.1.3 "Approved" shall mean the object of any Approval or that Approval has been given (as appropriate);

         1.1.4    "Carrera's Intellectual Property" shall mean:

                  (a) all trademarks and designs registered in the name of Carrera anywhere in the world from time to time;



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                  (b)  all  trade names, brand  names and/or trademarks (whether registered or not) which have been and/or which are used and/or owned by Carrera from time to time in which Carrera from time to time claims any rights;

                  (c) all designs (whether registered or not which have been and/or which are used and/or owned by Carrera from time to time in which it claims any rights, including (but not limited to) check designs (in whatever size and in whatever material);

                  (d) any works in which copyright vests in Carrera from time to time;

                  (e) all patents (registered or applied for) in the name of Carrera from time to time;

         1.1.5 Distributors" for the purposes of the Clause 4.4 of this Agreement, shall mean the distributors for the Licensed Products which are notified to Carrera within 6 (six) months of the Effective Date and annually thereafter.

                  "Distribution Agreement" shall mean the agreement between the Licensee and a Distributor concerning the Distributors appointment, rights and obligations as a Distributor;

         1.1.6    "Effective Date"  shall mean  the date in which this Agreement
                  has  been  signed   by  the  partis,  as  indicated  at  the
                  beginning of page 1;

         1.1.7 "Factory" for the purposes of rile Clause 5.E of this Agreement, shall mean the industrial manufacturing premises of the Licensee or a company of the Licensee's Group as shall be notified to Carrera within I (one) month of the Effective date;

         1.1.8 "Force Majeure Event" shall have the meaning given to it in Clause 25;

         1.1.9 "Information" shall mean all and any information that may from time to time be useful in connection with:

                  (a)      the marketing, sale,  product  formulation,   product
                           manufacture, advertising and/or packaging of any of the Licensed Products, and/or

                  (b) any other matters relating to the Licensees activities under this Agreement, whether received from Carrera or learned or obtained by he Licensee in the course of its activities under this Agreement, except such information as


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                           may  be generally  and commonly known to those in the
                           industry of the Licensed Products;

         1.1.10   "Licence Fee" shall have the meaning given to it in Clause 7;

         1.1.11   "Licensed Products" shall mean any Products which:

                  (a) feature such of Carrera's Intellectual Property as may from time to time be Approved. including (but not limited to) the Trademarks;

                  (b) are of a type and specification which have been specifically Approved for manufacture, supply and sale tinder this Agreement;

         1.1.12 "Licensed Year" shall mean each calendar year during the term of this Agreement;

         1.1.13 "Licensee's Group" shall mean the Licensee, its Subsidiaries. its Holding Company, its ultimate Holding Company, and Subsidiaries of its Holding Company or ultimate Holding Company;

         1.1.14 "List Price" shall mean the standard wholesale price list or lists of the Licensee in and for each market at which Licensed Products are to be sold to Stockists or Distributors (net of any sales taxes) which shall:

                  (i)      be notified to Carrera from time to time under Clause
                           6.11;

                  (ii) indicate the prices before any settlement discount or other discount, allowance or rebate has been deducted;

                  (iii) form the basic prices for the Licensed Products from which any trade discounts are deducted; and

                  (iv) be in tile currency in which the Licensee invoices its Stockists or Distributors;

         1.1.15 "Net Sales" shall mean the value of total sales of Licensed Products invoiced by the Licensee to Stockists or Distributors (as the case may be), after deducting the value of all reasonable returns made to the Licensee. For this purpose, the value of Net Sales shall be calculated by reference to the List Price less trade discounts;

         1.1.16 "Products" shall mean the Products as represented in Schedule 2 and shall include the containers and packaging in which such products are sold or to be sold;



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         1.1.17   "Representatives"   shall   mean   the   staff;   agents   and
                  representatives used and/or employed by the Licensee to market and/or sell the Licensed Products from time to time under this Agreement;

         1.1.18 "Stockists" for the purposes of the Clause 4.4 of this Agreement, any retailer details of which are notified to Carrera within 6 (six) the Effective Date and annually thereafter;

         1.1.19 "Subsidiary" shall mean any company and legal entity in with the Licensee hold more than 50% (fifty per cent) of the voting shares;

         1.1.20 "Territory" shall mean the countries indicated in Schedule 3, in which the Trademarks have been currently filed and/or registered;

         1.1.21   "Trademarks"  means  those  trademarks  of  Carrera  listed in
                  Schedule 1;

         1.1.22 ""Working Day" shall mean any day on which banks are open for business in Traun other than a Saturday or Sunday.

1.2      In this Agreement references to:

         (a) Clauses, Schedules and panics are references to Clauses of and parties to this Agreement respectively;

         (b) the singular includes the plural and vice versa (unless the context requires otherwise);

         (c)      any one gender includes the other genders; and

         (d) any statutory provision or enactment includes any subsequent amendment or re-enactment of that statutory provision or enactment.

1.3 The Schedules form pan of this Agreement, and reference to this Agreement includes the Schedules.

2.       GRANT OF LICENCE

         Carrera hereby grants to the Licensee an exclusive licence:



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         2.1      to manufacture  Licensed  Products at the Factory  strictly in
                  accordance   with  the  samples   collections   and   relevant
                  specifications from time to time Approved under this Agreement and to use:

                  (a)      the Trademarks; and

                  (b) such other parts of Carrera's Intellectual Property as may be:-

                           (i)      required by such specifications;

                           (ii) Approved from time to time only for the purpose of such manufacture;

         2.2 to use such information as may from time to time be provided by Carrera concerning the manufacture and marketing of products of the same type of merchandise as the Licensed Products exclusively in connection with the manufacture and sale of the Licensed Products under this Agreement;

         2.3      to market and sell Licensed Products;

                  (a) to the Distributors for distribution to Stockists or other Distributors; and/or

                  (b) to Stockists for sale to consumers, other Stockists or Distributors and so that the goodwill arising from such use shall inure to Carrera;

         2.4 to use such of Carrera's Intellectual Property in such a manner as is specifically Approved and as may from time to time be specifically Approved in any event only in relation to the manufacture and sale of the Licensed Products under this Agreement and so that the goodwill arising from such use shall inure to Carrera; and

         2.5 in consideration for the performance by the Licensee of its obligation under this Agreement (including but not limited to tile development of the Licensed Products), to retain and be entitled to all of the proceeds of sale by the Licensee of Licensed Products, subject to the payment of all Licence Fees, minimum Licence Fees and other sum due to Carrera under this Agreement.

3.       TERM

         3.1 This Agreement shall come into force on the Effective Date and (subject to the provisions Car extension and termination in this Agreement) shall have effect from


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                  the  Effective  Date to  December  31,  2001,  with  automatic renewal for a further period of 5 (five) years and will thus terminate on December 31, 2006, without period of notice.

         3.2 Notwithstanding what it is provided in the above Clause 3.1, Carrera may terminate this Agreement at the end of the sixth Licensed Year if the Licensee during the fifth Licensed Year does not reach an amount of Net Sales of US$ 15.000.000. Carrera shall inform the Licensee in writing 10 (ten) months before the expiry of the sixth Licensed Year. It is understood that such a term will replace the term of 6 (six) months indicated in the following Clause 15.4.

4.       DISTRIBUTION

         4.1 The Licensee may (subject to Clauses 4.2 and 4.4) appoint as many Distributors in the Territory as it may see fit provided that tile Licensee shall at all times be adequately represented throughout the Territory so as to comply with its obligations under Clause 6.27.

         4.2 In the case of any proposed Distributor which is not a company within the Licensee's Group each Distribution Agreement shall incorporate provisions which are equivalent to the Licensees obligations under Clauses 6.10 and 11.3, 11.5 and 11.7.

         4.3 The Licensee shall use its best endeavours to procure that each Distributor adheres to all material provisions of its Distribution Agreement and in particular (but without limiting the above) that no Distributor does anything which if done by the Licensee would be a breach of Clause 13.
         4.4 The Licensee recognises the fundamental importance of Distributors and Stockists being compatible with the high quality and prestigious nature of Carrera's business and of the selection of Distributors and Stockists whose marketing policies or trading sites in no manner diminish the reputation and standing of Carrera or Carrera's Intellectual Property and accordingly the Licensee shall only select and deal with suitable Distributors and/or Stockists.

5.       CARRERA'S OBLIGATIONS

         Carrera shall during the continuance of this Agreement;

5.1 procure that a Director, employee or agent of Carrera shall visit the Factories at such times and for such periods as may be agreed with Carrera to assist and enable the Licensee to perform properly its duties under this Agreement and in particular to verify that such


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         manufacturer  does not infringe, piraty or improperly  use any  of  the
         Carrera's Intellectual Property;

5.2 give (if appropriate) Approval of the sample collection of Products proposed to be Licensed Products and any advertising material for Licensed Products. For the avoidance of doubt Carrera is free, at its own discretion, to approve or disapprove what it is provide in this clause 5.2;

5.3 communicate and make available to the Licensee such information and knowledge as may be possessed by Carrera as can be imparted to the Licensee by documents, designs, samples or advertising material and which Carrera at its sole discretion considers the Licensee reasonably requires to sell the Licensed Products under this Agreement;

5.4 use its best endeavours to give a prompt decision as regards any matter for which Approval is required under this Agreement;

5.5 not grant to any other licensee or prospective licensee the right to use its Trademarks which include the words Carrera's in connection with the production of Licensed Product in the Territory.

6.       OBLIGATIONS OF THE LICENSEE

         The Licensee shall:

6.1      not use or disclose any Information other than:

         (a) as may from time to time be necessary in connection with the manufacture and sale of the Licensed Products under this Agreement; and

         (b) as specifically authorised in this Agreement or approved from time to time;

 6.2     not use any of Carrera's Intellectual Property other than:

         (a) as may from time to time be necessary and Approved in connection with the manufacture and sale of the Licensed Products under this Agreement or

          (b) as specifically authorised in this Agreement or Approved from time to time;

6.3 work in close co-operation with Carrera from time to time with a view to improving or extending the range of Licensed Products;



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6.4      make available  to  Carrera  from  time to time  free of charge 2 (two)
         samples of any Products variations (including packaging, containers. cases and the like) which the Licensee wishes to become Licensed Products;

6.5 manufacture the Licensed Products strictly in conformity with approved samples and agreed relevant specifications;

6.6 procure that the Licensed Products are manufactured to a high standard of quality and reliability and in accordance with all conditions to which Approval of particular Licensed Products may be subject;

6.7 in the manufacture, supply, importation and sale of Licensed Products comply at its own expense with all applicable laws, bylaws. regulations and similar requirements in the Territory so far as they relate to the Licensed Products or to their manufacture. supply, importation and/or sale;

6.8 at its own expense obtain and maintain in flu force and effect all licences, permissions and consents and. comply with all requirements necessary for the importation of any items provided to the Licensee by Carrera for the purpose of this Agreement, including but not limited to the payment of all duties, taxes and other charges;

6.9 permit Carrera to have access and to inspect all the operations of the Licensee (including the Factory) during business hours on reasonable notice of not less than 5 working days for the purposes of ensuring the compliance of the Licensee with this Agreement;

6.10 nor (and shall procure that no other company within the Licensee's Group shall):

         6.10.1   sell,  take orders for, or  otherwise  dispose of the Licensed
                  Products   other  than  in  the   fulfilment  of  orders  from
                  Distributors or Stockist;

         6.10.2 actively market or seek customers, Distributors or Stockists for the Licensed Products outside the Territory without Approval; or

         6.10.3   establish  or  maintain  any  distribution  depot  outside the
                  Territory  in   relation  to  the  Licensed  Products  without
                   Approval;

6.11 give written details to Carrera as soon as practicable before the launch of each collection of Licensed Products, the List Price for the Licensed Products and of any changes in the List Price during the term of this Agreement provided that (for the avoidance of doubt) the Licensee shall be free to determine both the List Price and the Actual Price of the Licensed Products at its absolute discretion;


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6.12     within 14 (fourteen)  days of the end of each quarter send by facsimile transmission to Carrera, in Johann Roithner Str 131, A 4050 Traun (Austria) a sales report setting out details of orders of Licensed Products booked in that month (including type of Licensed Product specifying the gender of products and the number of units ordered);

6.13 supply to Carrera such information relating to the manufacture, supply, marketing and sale of Licensed Products as may upon reasonable notice be reasonably requested by Carrera from time to time save for any technical information of a confidential nature relating to the Licensee's production activity;

6.14 not use any of Carrera's intellectual Property of any of its business documentation or in any other way (including but not limited to all stationery, order forms, invoices, credit notes, labels and the like) unless such use and the precise juxtaposition of Carrera's Intellectual Property has been Approved after copies of such business documentation have been supplied to Carrera for such purpose in which case such use shall only be in strict accordance with the Approval and in strict conformity with the samples sent to Carrera for such Approval;

6.15 accept the return of and replace or give credit for any Licensed Products delivered to any of the Distributors or the Stockists by or on behalf of the Licensee where such Licensed Products have been lawfully returned or rejected by the Distributor or Stockist (whether due to late delivery, defect in the Licensed Products, or any other breach by the Licensee of the conditions of sale);

6.16 not in the manufacture. supply, marketing or sale of the Licensed Products permit any Trademarks, names or markings to be used on or in connection with or applied to the Licensed Products or any other articles other than:

         (a)      the Trademarks;

         (b) such other Trademarks, names or other markings of Carrera which are from time to time Approved for that purpose; or

         (c) those which are required by the laws of or generally accepted code of practice in the relevant part of the Territory; and

         (d) such Trademarks, names or other markings of the Licensee which are from time to time Approved:



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6.17     not (and shall  procure  that no company  within the  Licensee's  Group shall) engage directly or indirectly in the manufacture, supply, marketing or sale of any products (other than the Licensed Products) bearing or sold in connection with:

         (a)      any of Carrera's Intellectual Property; or

         (b) any Trademarks or trade names confusingly similar to or otherwise infringing any of Carrera's Intellectual Property;

6.18 not without the prior written consent of Carrera mortgage, charge, sub-contract, Subsidence or assign or otherwise transfer or deal with this Agreement or any part of this Agreement or any of its rights or obligations under this Agreement or purport to do any of such acts or things;

6.19 promptly pay to Carrera all Licence Fees, minimum Licence Fees and other sums due to Carrera under this Agreement;

6.20 when ordering components, packaging, tickets, labels, stationery or any other items which incorporate any of Car-es-a's Intellectual Property for use in relation to the production, supply or sale of the Licensed Products from a supplier the Licensee shall:

         (a) exercise proper and adequate supervision over the operations of each supplier including (but not limited to) quality control to ensure that all times such items produced are of the quality required under this Agreement;

         (b) ensure that each supplier does not use any of Carrera's Intellectual Property without the prior written authority of the Licensee acting under the terms of its Licence from Carrera;

         (c) ensure that no supplier shall dispose of or sell any material or items containing or embodying any of Carrera's Intellectual Property other than to the Licensee in fulfillment of orders received from the Licensee; and

         (d) arrange for authorized representatives of Carrera to have access to any supplier's premises on reasonable notice during normal business hours for the purposes of inspecting their methods of manufacture, the material used, and the packaging and sorting of the products which contain or embody any of Carrera's Intellectual Property, and for the purposes of quality control in relation thereto;

6.21 not make-or give any representations or warranties in relation to the Licensed Products other than those which are true and accurate in all material respects;


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6.22     not incur  or attempt to incur any obligation or liability on behalf of
         Carrera,

6.23 both throughout the duration of this Agreement and for at least two years thereafter:

         6.23.1 keep full and accurate records of all Licensed Products sold and all its dealings under or in connection with this Agreement; and

         6.23.2 permit Carrera to inspect such records at any time on reasonable notice of not less than 5 working days and to make and retain copies of them.

         This Clause 6.23 shall continue in force after and notwithstanding the expiry or termination of this Agreement, whatever the reason for termination;

6.24 conduct its business in connection with the Licensed Products in all respects in a manner which will maintain the reputation and standing of Carrera for high quality prestige products;

6.25    ensure that the collection of Licensed Products is exclusive to Carrera;

6.26 not (and shall procure that 110 other company within the Licensee's Group shall) supply products:

         (a)      of the same or a confusingly similar design; or

         (b) in the same or confusingly similar packaging or presentation as any of the Licensed Products other than in accordance with this Agreement and any similar agreement(s) with Carrera. This Clause 6.26 shall continue in force after and notwithstanding the expiry or termination of this Agreement, whatever the reason for termination:

6.27 use its reasonable endeavours to maximize the profitable sales of Licensed Products throughout the Territory;

6.28 only use such packaging for with or as part of the Licensed Products as has been Approved;

6.29

         (a) provide full details to Carrera of the proposed designs and specifications (which may be by way of samples) for the particular Licensed Product concerned for Approval before commencement of sales of any Licensed Product;



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                                    Safilo(R)
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         (b)      revise  such   designs  and   specifications  or   samples  in
                  accordance with the reasonable directions of Carrera from time to time and;

         (c) provide full details to Carrera of any proposed changes in any of the designs or specifications or samples for any Licensed Product for Approval of such changes before any such changes are implemented (save to the extent that such changes are required by applicable law);

6.30 not (and shall procure that no company within the Licensee's Group and no Distributor shall) sell, transferor otherwise dispose of any second quality, rejected or damaged Licensed Products without Approval;

6.31 procure that all Representatives shall be capable and experienced and shall be chosen and shall conduct themselves so as to preserve and enhance the reputation of and goodwill attached to the Trademark;

6.32 within (one) month of the Effective Date prepare and deliver to Carrera a detailed written business plan for the marketing and sale of the Licensed Products under this Agreement. That business plan shall include (but is' not limited to):

         (a) the timetable for the launch and development of the Licensed Products;

         (b) sales projections both in unitary aud monetary value relating to sub clause (a) above; and

         (c) such other details as Carrera may reasonably from rime to time direct.


7.       LICENCE FEES

7.1 In consideration of the license hereby granted by Carrera and the obligations undertaken by Carrera under this Agreement, the Licensee shall pay Carrera licence fees in each Licensed Year (collectively referred to as "the Licence Fees") as represented in Schedule 4.

7.2 The Licence Fee for any particular Licensed Products shall accrue on whichever is the earlier of:

         (a) delivery of those Licensed Products to the Distributor or Stockist (as appropriate) or



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         (b)      the rendering  of  the  relevant  invoice  by the Licensee for those Licensed Products.

7.3 The Licensee shall pay the Licence Fee half yearly in respect of sales of Licensed Products (accrued in accordance with clause 7.2) in the relevant half year, within 30 days after 30 June, and 31 December in each year. In calculating the Licence Fee to be remitted to Carrera, the Licensee shall deduct such minimum Licence Fees already paid in respect of the relevant two quarters of the half year under Clause 9. The balance of the Licence Fee due shall be paid in accordance with this Clause 7.3 and no other deduction or set off of any kind shall be permitted. For the avoidance of doubt where the Licence Fees due fall short of the minimum Licence Fees already paid no reconciliation or repayment by Carrera to the Licensee shall be required as the minimum Licence Fees are non-returnable.

7.4 All Licence Fees, minimum Licence Fees, and other amounts due to Carrera under this Agreement shall be exclusive of:

         (a)      Value Added Tax (V.A.T.) (if appropriate);

         (b)      sales tax;

         (c)      use tax; or

         (d) any and all other similar taxes which shall be paid by the Licensee to Carrera at the applicable rate in addition to such amounts.


8.       ACCOUNTING

8.1 The Licensee shall within 30 days. after 30 June and 31 December in each year, deliver to Carrera at Johann Roithner Sir. 131, A 4050 Traun (Austria) (or such other address as Carrera may nominate in writing from time to time) a report in writing certified as correct by a duly authorised officer of the Licensee. That report shall specify in respect of the 6 month period ending on each such date flail details of Net Sales set out as follows and as shown in the respective Schedules;

         (a) Schedule 5.E - Net Sales by country in the currency used for each Licensed Product including the exchange rate and the Licence Fee payable;

         (b)  Schedule 5.2 -        Discounts  actually  given  for each country
                                    including  the  units invoiced, gross sales.
                                    Net Sales and average sales prices; and



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         (c) Schedule 5.3 -        The List Prices for each country including  a
                                   description of the Licensed Product in terms of style numbers, sales area applicable,
                                   prices  for  each   Licensed   Product,   the
                                   start date when the current List Price was first valid and the currency.

 8.2 The Licensee shall within 45 days after the end of each Licensed Year deliver to Carrera at Johann Roithner 131, A4050 Traun (Austria) (or such other address as Carrera may nominate in writing from time to time) full and accurate account in respect of the Licensed Year to which it relates (the "Annual Account") in writing certified as correct by:

         (a)      a duly authorised officer of the Licensee; and

         (b) one of the six largest international firm (or an Approved firm) of certified public accountants.

8.3 Within 30 days of the termination or expiry of this Agreement, the Licensee shall submit an account (the "Final Account") to Carrera in respect of the period from the date of the last Annual Account up to the date of termination. The Final Account shall be prepared in accordance with the requirements of this Agreement applicable to Annual Accounts.

8.4 At the same time as delivery of the Annual Account to Carrera, the Licensee shall pay the Licence Fees shown to be due by such Annual Account, without any deduction or set off of any kind. if and to the extent that they have not already then been paid. Within 30 days of delivery of an Annual Account to Carrera, Carrera shall refund to the Licensee such amounts (if any) of Licence Fees as have been paid by the Licensee to Carrera in the relevant Licensed Year in excess of those required to be paid under this Agreement.

8.5 The Licensee shall at Carrera's expense promptly deliver to Carrera copies of any and all invoices and/or other documents. records or evidence which Carrera may from time to time request in connection with any Annual and/or Final Account.

8.6      Subject  to  Clause  7.3,  the  Licensee  shall  pay all  Licence  Fees
         (including minimum License Fees) to Carrera gross and flee of any withholding or other tax. The Licensee accordingly take such steps. carry out such actions and execute such documents as may from time to time be required to enable the Licensee to' pay all License Fees due to Carrera under this Agreement gross and free of any such withholding or other tax. If, notwithstanding the above, any withholding or other tax is lawfully imposed in relation to the payment of any Licence Fee due or paid under this Agreement, the Licensee shall promptly provide to Carrera copies of such official demands and certificates of receipt of tax payment as the Licensee may receive or be entitled to receive in relation to the relevant Licence Fees.



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                              Safilo(R)
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8.7      All  payments  of Licence  Fees ro be made by the  Licensee  to Carrera under this Agreement shall be made in USS and shall be paid by telegraphic transfer into Carrera's bank account as Carrera may nominate in writing from time to time;

8.8 Interest shall accrue on all sums due from the Licensee to Carrera and outstanding beyond the due date of payment. Such interest shall accrue:

         (a) at the LIBOR rate for US$) plus 2% (two per cent) per annum of noon London time on the last working day preceding the expiring date of payment; and

         (b)       on a daily basis both before and after any judgement.

8.9 If any investigation, set forth under clause 6.23, shows that the relevant Account(s) rendered by the Licensee had underestimated the Licence Fee due to Carrera by more than 3% (three per cent) then all costs and expenses incurred by Carrera in relation to such investigation and report shall be borne by the Licensee on a frill indemnity basis and the Licensee shall reimburse Carrera on demand for such costs and expenses plus interest, as determined in clause 8,8.

8.10 This Clause S shall continue in force after and notwithstanding any expiry or termination of this Agreement, whatever the reason for termination.

9. GUARANTEED MINIMA AND LUMP SUM

9.1 The Licensee undertakes to pay to Carrera a yearly minimum and non-returnable Licence Fee as represented in Schedule 6.

9.2 The Licensee shall pay the minimum Licence Fees in 4 (four) equal instalments on or before 31 March, 30 June, 30 September and 3 December in each Licensed Year without any deduction or set off of any kind which payments shall be made in accordance with the method set out under Clause 8.7.

9.3 All payments of the minimum Licence Fees set out above shall count towards settlement of the relevant Licence Fees tinder Clause 8.

9.4 The Licensee undertakes to pay to Carrera an amount of 200.000 US$ as signing fee. Said fee shall be fully earned and non-refundable upon payment. The payment of signing fee set out above shall be made at the Effective Date in accordance with the method set out under clause 8.7.

10.      SAMPLES


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         As soon as available,  the Licensee shall supply Carrera free of charge with 2 (two) samples of each model and variation of Licensed Product to be offered for sale that is to say two full collections of the Licensed Products. rf any model of Licensed Product is updated or new model introduced, the Licensee shall send to Carrera as soon as available two samples of each such updates of new models. The Licensee shall provide such further samples as may from time to time reasonably be requested by Carrera at cost equal to the List Price less a discount of 50% (fifty per cent) plus relevant taxes and duties.

11.      MARKETING

11.1 The Licensee shall (subject to the giving of all necessary Approvals under Clause 11.3) spend on marketing the Licensed Products in each subsequent Licensed Year commencing January a sum equivalent to not less than $0/a (five per cent) of the Net Sales of all Licensed Products in the preceding Licensed Year broken up approximately as follows:

         (i)     3% on consumer and trade advertising

         (ii)    2% on point of purchase materials, countercards and catalogues.

         The Licensee shall provide Carrera with evidence of such expenditure in each such period or the Licensed Year to date (as appropriate) with each Annual Account provided under Clause S.

11.2 If at the end of a Licensed Year the Licensee has not spent all the amount relating to the Licensed Year that is drawing to a close, the Licensee is permitted to carry the balance forward to the following Licensed Year. The balance in question shall be over and above the Licensee's contractual obligations for the following Licensed Year.

11.3 The Licensee shall not advertise or promote the Licensed Products in any manner without Approval as to the form and content of the advertisement or promotion and the particular manner in which the advertisement or promotion is to be published or otherwise presented to potential customers.

11.4 The Licensee shall supply Carrera free of charge with a reasonable quantity of catalogues, brochures, leaflets and similar material which publicise the Licensed Products.

11.5 The Licensee shall procure that all advertising carried out by or on behalf of the Licensee for the Licensed Products shall be carried out in consultation and co-operation with such advertising agency or agencies as Carrera may from time to time direct on a preferred supplier basis. The Licensee shall also use its reasonable endeavours to encourage its Distributors to consult and co-operate with such advertising agency or agencies.


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                              Safilo(R)
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11.6     The  marketing  programme  for each year shall be discussed  and agreed between Carrera and the Licensee as required from time to time and not less than once before the commencement of each year and in particular with regard to the development in the Territory. The Licensee shall as soon as practicable and on a regular, basis send to Carrera a schedule of the advertisements the Licensee has decided to place with the media and the date on which each advertisement will appear.

11.7 All marketing of the Licensed Products shall be carried out in a tasteful and appropriate manner and not in any way which might detrimentally affect Carrera's reputation for high quality prestige products.


12       RESERVATION OF RIGHT

         Carrera may suggest the Licensee at any time to appoint any person, firm or company as a Distributor in those of the countries of Territory for which the Licensee does not currently have a Distributor or where the existing distribution network is not sufficient to represent the Products. In such event the Licensee shall. when commercially practicable at its own discretion, enter into a Distribution Agreement with a Distributor, suggested by Carrera or chosen by the Licensee with respect of the provisions of the above Clause 4.4.


13.      INTELLECTUAL PROPERTY

13.1 Carrera shall have sole responsibility of the filing, registration and prosecution of any Carrera's Intellectual Property. For this purpose the Licensee will:

         (a) co-operate fully with Carrera in connection with such filing, registration and/or prosecution;

         (b) supply to Carrera such samples, containers, labels, documents and things as may from time to time be required by Carrera.

13.2 Carrera warrants that to the best of its knowledge Schedule 1 sets out an accurate list of its Trademark registrations and applications at the date of this Agreement in International Trademark Class, as represented in the above mentioned Schedule 1, so far as it relates to the Products in the Territory Carrera shall use its reasonable endeavours to maintain those registrations and any registrations resulting from those applications.

13.3 All intellectual property rights in and to the Licensed Products shall vest in Carrera including (but not limited to):


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                              Safilo(R)
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         (a)      copyright and design or similar rights in;

                  (i)      all external features of the Licensed Products; and

                  (ii) all drawings, sketches, plans, designs, artwork, illustrations, models, tooling, and moulds created for the purpose of designing and/or producing the Licensed Products; and

         (b)      all   patents,   Trademarks   and  patent   and/or   Trademark
                  applications in respect of the Licensed Products and which form part of Carrera's Intellectual Property.

13.4 Without prejudice to Clause E all intellectual property rights in and to all names, brands, trade names and Trademarks (both registered and unregistered) applied to or used in connection with any or all of the Licensed Products shall vest in Carrera. The Licensee shall not use or permit to be used any such name, trade name and/or Trademark on any Products other than in accordance with this Agreement either throughout this Agreement or after its termination. This Clause 13.4 shall continue in force after and notwithstanding the expiry or termination of this Agreement, whatever the reason for such termination.

13.5 Without prejudice to Clauses 13.3 and 13.4, the Licensee shall procure that, or if outside its control, use every reasonable effort to procure that:

         (a)      its employees, officers and/or agents;

         (b)      its suppliers and their employees, officers and/or agents;

         (c) its advertising agents and their employees, officers and/or agents;

         (d)      other  third  parties  who may from time to time carry out any
                  creative,   literary  or  artistic  work  in  connection  with
                  advertising and/or marketing of the Licensed Products;

         shall at Carrera's expense promptly do all such acts and execute all such documents as Carrera may from time to time reasonably require to vest or transfer title to all intellectual property rights in the following in or to Carrera and/or to perfect or confirm such title and/or to obtain waivers of all moral rights in the following;

         (i)      the Licensed Products;

          (ii) the names, brands, trade names and Trademarks applied to or used in connection with any or all of the Licensed Products;


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                              Safilo(R)
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         (iii)    copyright and design or similar rights in:

                  (aa)     all external features of the Licensed Products; and

                  (bb) all drawings, sketches, plans, designs, artwork, illustrations, models, tooling and moulds created for the purpose of designing and/or producing the Licensed Products;

         (iv) all parents and patent applications in respect of the Licensed Products; and

         (v) all advertising and/or marketing material used and/or prepared in relation to the Licensed Products including (but not limited to) all copyright works embodying and/or embodied in such advertising and/or marketing material.

         This Clause 13.5 shall continue in force after and notwithstanding the expiry or termination of this Agreement, whatever the reason for such termination.

13.6 The rights of the Licensee under Clause 2 shall include (to the extent necessary to enable the Licensee to fulfil its obligations tinder this Agreement) the right to use in accordance with this Agreement any copyright. Trademarks, designs or other intellectual property right obtained by Carrera under this Agreement in relation to the Licensed Products.

13.7 The Licensee shall not at any time during the continuation of this Agreement seek to register in any country any of the Carrera's Intellectual Property. The Licensee acknowledges the sole and exclusive rights and title of Carrera in and to Carrera's Intellectual Property.

13.8 The Licensee shall promptly notify Carrera of any infringement or suspected infringement of any of Carrera's rights in any of Carrera's Intellectual Property which may come to the Licensee's knowledge.

13.9 The Licensee shall, at the expense of Carrera, give Carrera all such information and assistance (other than financial assistance) as Carrera may reasonably require to enable such proceedings or other action to be taken in relation to such infringement as Carrera may in its sole discretion deem necessary or desirable.

13.10 Subject to Clause 13.9 the Licensee shall not institute proceedings or take any other action against any infringer or suspected infringer of the rights of Carrera in Carrera's Intellectual Property without Approval.



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                              Safilo(R)
                                Group


13.11 Carrera gives no warranty that it will commence proceedings in any particular case of infringement or alleged infringement, but Carrera will use its reasonable endeavours to protect Carrera's Intellectual Property and shall consider the economic and commercial interests of the Licensee in each particular case.

13.12 Carrera warrants and represents to the Licensee that Carrera is the registered proprietor of the Trademark registrations and applications listed in Schedule 1 but Carrera gives no warranty that the registrations are valid or enforceable or that any of the applications will result in registration;

13.13 The Licensee shall at Carrera's request and expense execute, register or assist in the registration of all registered user and such other agreements or documents necessary to enable the Licensee to use any or all of Carrera's registered Trademark relating to Licensed Products in any part of the Territory in accordance with the terms of this Agreement.

13.14 The Licensee shall not be entitled to alter or use any variation or modification of or any addition to any Trademarks or trade names forming part of Carrera's Intellectual Property (the "Varied Trade Names") without Approval.

13.15 For the avoidance of doubt, all rights in Carrera's Intellectual Property other than those specifically licensed or granted in or under this Agreement are reserved by Carrera for its own use and benefit or for the use of such third parties as may from time to time be Approved.

13.16 If the Licensee becomes aware of any third party claim that the Licensee's use of any of the Carrera's Intellectual Property infringes the intellectual property rights or any other rights of such third party the Licensee will:

         (a) immediately notify Carrera in writing of such claim and will provide all relevant available details;

         (b) not make any admission or settlement in respect of any such claim;

         (c) if required by Carrera in writing, cease any use of such of Carrera's Intellectual Property as is the subject of such claim for such periods as Carrera may from time to time direct. Tn such a case the Licensee shall on presenting its estimates agree with Carrera such reasonable adjustments to the guaranteed minimum figures under Clause 9 resulting from such loss of sales due to the period of non use of such Trademark.; and



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                              Safilo(R)
                                Group



          (d) at the expense of Carrera, give Carrera all such information and assistance as Carrera may require to enable Carrera to take such proceedings or other action in relation to such claim or claims as Carrera may decide.

13.17 Carrera shall (save as provided below) have conduct of all proceedings involving third parties relating to Carrera's Intellectual Property and shall in its sole discretion decide what action, if any, to take in respect of any infringement or alleged' infringement thereof or any other claim brought or threatened in respect of the use or registration of the Carrera's Intellectual Property. Any sums recovered by Carrera in any proceedings taken by it shall be retained by Carrera.

14.      CHANGE IN CONTROL

The Licensee shall forthwith give Carrera written notice of:

14.1     any material change:

         (a) in the control of the Licensee ("control" meaning the power to direct the affairs of the Licensee, whether by contract, ownership of shares, or otherwise); or

         (b)      the directors and/or management of the Licensee; and/or

14.2 any other fact, matter or thing affecting the Licensee during the continuance of this Agreement which might affect Carrera or the performance by the Licensee of its obligations under this Agreement.

15.      TERMINATION

15.1 Carrera may terminate this Agreement with immediate effect by giving written notice to the Licensee if any of the following events occurs:

         (a) if the Licensee commits a breach of this Agreement which is capable of remedy and fails to remedy such breach within 30 days of being requested to do so;

         (b)      if the Licensee:

                  (i)      becomes insolvent;

                  (ii) enters into liquidation, receivership or administra-tion;



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                              Safilo(R)
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                  (iii)    ceases or threatens to cease to carry on business;

                  (iv) enters into any composition or arrangement with its creditors;

                  (v)      makes  a  general  assignment  for  the  benefit   of
                           creditors; or

                  (vi) shall generally not pay its debts as they fall due or shall admit in writing its inability to pay its debts generally;

         (c) if the Licensee is guilty of any conduct which in the reason-able opinion of Carrera is prejudicial to the goodwill, business and/or reputation of Carrera to a material extent;

         (d) if any of the events specified in Clause 14 occurs whether or not notice of such an event is given;

         (e) if the Licensee commits a breach of the provisions of Article 20 of this Agreement;

         (f) if the Licensee directly or indirectly opposes (or assists any third party to oppose) the registration or renewal of any trademark or any trademark application or renewal within the Carrera's Intellectual Property; or

          (g) if the Licensee disputes or directly or indirectly assists any third party to dispute the validity of any Trademark within the Carrera's Intellectual Property.

15.2 The Licensee may terminate this Agreement with immediate effect by giving written notice to Carrera if any of the following events occur:

         (a) if Carrera commits a breach of this Agreement which is capable of remedy and fails to remedy such breach within 30 days of being requested to do so; or

         (b)      if Carrera:

                  (i)      becomes insolvent; or

                  (ii) enters into liquidation, receivership or administra-tion;

                  (iii)    ceases or threatens to cease to carry on business;

                  (iv) enters into any composition or arrangement with its creditors; or

                              Safilo(R)
                                Group


                  (v)      makes  a  general  assignment  for  the  benefit   of
                           creditors;

15.3 Subject to Clause 15.4, the Licensee shall at its own cost immediately upon the termination or expiry of this Agreement (howsoever caused) return to Carrera:

         (a) all notepaper, visiting cards, display materials, patterns, catalogues, advertising materials and any other matter bearing or including any of Carrera's Intellectual Property; and

         (b) any property which belongs to Carrera which is in the Licensee's possession or under its control.

15.4 If this Agreement terminates for any reason whatsoever. the Licensee shall be permitted to manufacture such Licensed Products or spare pans therefore as shall be required solely for the purpose of replacing Licensed Products in accordance with the Licensee's guarantees and after sales service for the Licensed Products for a period of 6 months immediately following termination, save the case that Carrera, accordingly to the following Clause 15.5(e), purchases all the existing stock of finished and semifinished Products.

15.5     On termination or expiry of this Agreement (howsoever occurring):

         (a) the Licensee shall subject to the provisions of Clauses 15.4 cease to use any of Carrera's Intellectual Property except in fulfilling any orders properly and lawfully placed with and accepted by the Licensee before or within six months after such termination in accordance with Clause 15.4 and for fulfilment within that six month period;

         (b) the Licensee shall (and shall procure that all companies within the Licensee's Group shall):

                  (i) remove all of Carrera's Intellectual Property and all items embodying Carrera's Intellectual Property (including but not limited to all labels, packaging and markings featuring any of the Trademarks or to which any of the Trademarks have been applied) from all its stocks of Licensed Products (other than such stocks as are to be sold or used as replacements by the Licensee under Clause 15.4) and may then sell or dispose of such stocks as it sees fit; and

                  (ii) if and to the extent that it is not practical or commercially worthwhile to remove Carrera's Intellectual Property from such stocks, then if and to the extent that such stocks are not purchased by Carrera under Clause 15.5 (e), destroy the stocks under the supervision of such person as Carrera may direct; and

                              Safilo(R)
                                Group



                  (iii) without prejudice to Clause 13.5, at its own expense obtain and deliver up to Carrera all material prepared or purchased for the Licensee and paid for by the Licensee for use in or in connection with the advertising and/or marketing of the Licensed Products, except for items in respect of which the Licensee or its advertising agency obtains only the right of use;

                  (iv) on the expiry or termination of this Agreement, for whatsoever reason, the Licensee, within 8 (eight) days upon request in writing by Carrera shall send to Carrera a complete list of tile existing inventory of the tools, finished and semifinished Products.

         (c) subject to Clauses 15.1 and 15.2, all rights in Carrera's Intellectual Property granted or licensed to the Licensee under this Agreement will automatically revert to Carrera;

         (d) the parties shall take whatever steps may be necessary to cancel any registration of this Agreement or any registration of the Licensee as an authorised user of any Carrera's Intellectual Property;

         (e) Carrera shall have the option, to be exercised by notice in writing to the Licensee within 40 (forty) days after termination, to purchase such proportion of the Licensee's stock of finished Licensed Products and/or such proportion of the Licensee's stock of semifinished Products and tools for Licensed Products as Carrera may see fit at the lower of the Licensee's cost price and the wholesale market price of such items (but without any License Fees being due in respect of such purchase stock of finished Licensed Product).

                  For the avoidance of doubt the provisions of Clauses 15 shall apply notwithstanding the provisions of this Sub-Clause (e).

                  It is understood that if Carrera decides not to exercise the above option, the Licensee shall, subject to the provisions of Clauses 15.4, destroy the tools or cease to use them;

         (f) Carrera shall, upon reasonable notice of not less than 5 working days, have the right to enter the premises of the Licensee during normal business hours to establish the number of Licensed Products held in stock.

                              Safilo(R)
                                Group


15.6 For the avoidance of doubt if this Agreement expires or is terminated by Carrera in accordance with the provisions of this Agreement, the
         Licensee shall have no claim whatsoever against Carrera for compensation in respect of the loss of the Licence granted in this Agreement.

15.7 Any termination of this Agreement shall be without prejudice to the rights of either party accrued up to the date of termination and shall not affect any rights or obligations under this Agreement which are expressed to continue after termination.

15.8 This Article 15 shall continue in force after and notwithstanding the expiry or termination of his Agreement whatever the reason for termination.

15.9 In case of termination for breach, the termination shall not affect the right of the non-defaulting party to claim for any damages loss, cost and expense suffered as a consequence of the default of the other party.

16.      REMEDIES

         The rights and remedies contained in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

17.      INDEMNITY BY LICENSEE

         The Licensee shall indemnify and hold harmless Carrera (on a hill indemnity basis) against all losses damages or other liabilities. whether direct or consequential (including but not limited to legal costs). which Carrera may incur or suffer as a result of any claims, suits or actions by reason of (i) acts or omissions of the Licensee;
         (ii) faults or defects in the Licensed Products which have or alleged to have caused loss or damage to any person or property; and (iii) any breach of the Licensee's obligations under this Agreement including, but not limited to, those under Clauses 6.7 and 6.8.

18.      INSURANCE

         The Licensee shall carry insurance covering all risks of loss arising from alleged product and contractual liability (including, without limitation, claims relating to the design, manufacture, distribution. or intended use of any Article), with a limit of liability of not less than USS 15.000.000. (fifteen million) per occurrence, and Carrera shall be named therein as an additional insured and a certificate evidencing such coverage shall be issued to Carrera. Such certificate shall provide for at least ten days' prior written notice to Carrera in the event of cancellation of the insurance, and the certificate evidencing its renewal shall be furnished to Carrera.

                              Safilo(R)
                                Group


19.      CONFIDENTIALITY

19.1 Neither Carrera nor the Licensee shall whether during the continuance of this Agreement or thereafter divulge to any third party:

         (a) any secret or confidential information (or information which might reasonably be considered to be confidential or secret by the other) relating to the business or affairs of the other (except that Carrera may divulge such information insofar as such information relates to the Licensed Products); or

         (b) any information (other than Information, which may be disclosed by Carrera) which might reasonably be considered likely to affect detrimentally the other's business, goodwill or other legitimate interests except:

                  (i)      as required by law;

                  (ii)     for the purposes of obtaining professional advice; or

                  (iii) to the extent that such information is already in the public domain other than through breach of this Clause.

19.2 This Clause 19 shall survive the expiry or any termination of this Agreement, howsoever arising.

19.3 The Licensee shall not make any public statement or announcement or issue any press release concerning this Agreement without the prior written consent of Carrera, except as may be required by applicable law.

20.      NON TRANSFERABILITY

         Under no circumstances, the Licensee may assign all or any part of the rights granted under this Agreement to any person whatsoever, including a successor-in-interest to its business, either by contribution, merger, split or transformation in any form whatsoever.

21.      RELATIONSHIP BETWEEN THE PARTIES

21.1 Nothing in this Agreement shall constitute or be deemed to constitute a partnership between the parties or make one party the agent of the other for any purpose.

21.2 The Licensee shall act in good faith and in the best interests of Carrera in all its dealings regarding this Agreement and the Licensed Products, the Licensee shall have no authority

                              Safilo(R)
                                Group


         or power to bind Carrera or any of its Agents or to incur any liability whatsoever on its or their behalf.

21.3 Each party represents and warrants to the other party that it has the full right, power and authority to enter into this Agreement and to perform all of its obligations under this Agreement.

22.      NOTICES AND APPROVALS

22.1 Any notice, approval or other document or consent required to be given under this Agreement shall be in writing and shall be sufficiently given to the party to be served if it is:

         (a)      delivered by hand; or

         (b) sent by facsimile transmission with a confirmation copy sent by registered or similar air-mail post;

         to the address shown on page 1 or to such other address(es) as may be notified from time to time in accordance with this Agreement.

22.2 Such notices shall be marked for the attention of the Managing Direc-tor.

22.3 Any notice or other document served by post in accordance with this Agreement shall be deemed served on the earlier of:

         (a)      actual receipt; or

         (b) the expiry of five Working Days after posting, provided it is posted in U.S.A. or Italy (excluding days when postal services in the area of posting, sorting or destination are disrupted by industrial action).

23.      ENTIRE AGREEMENT

23.1 This Agreement supersedes all previous oral or written agreements or arrangements between the pal-ties (if any) in relation to its subject matter and embodies the entire understanding of the parties in relation to its subject matter.

23.2 Any representations made by either party which have in any way induced the other party to enter into this Agreement have been reduced to writing and are included in this Agreement.

                              Safilo(R)
                                Group


23.3 No amendments to or modifications of any of the provisions of this Agreement shall be effective unless they are in writing and signed by a duly authorised representative of each of the panics.

24.      SEVERABILITY

24.1 Each of the provisions contained in this Agreement and in each Clause and Paragraph of this Agreement shall be construed as independent of every other such provision, so that if any provision of this Agreement or the application of any provision to any person, firm or company or to any circumstances shall be determined by any competent court or authority to be invalid or unenforceable then such determination shall not affect any other provisions of this Agreement (or the application of such provision to any person, firm or company or circumstances) and alt of such other provisions shall remain in full force and effect.

24.2 If any such provisions shall be found to be invalid or unenforceable but would be valid if some part thereof were deleted or the period or area of application reduced such provisions will apply with such modification or modifications as may be necessary to make them valid and effective.

25.      FORCE MAJEURE

25.1 If either party is prevented, hindered or delayed from or in performing any of its obligations under this Agreement (other than an obligation to make payment) by a Force Majeure Event then:

         25.1.1 that party's obligations under this Agreement shall be suspended for so long as the Force Majeure Event continues and to the extent that party is so prevented, hindered or delayed;

         25.1.2 as soon as reasonably possible after commencement of the Force Majeure Event that party shall notify the other party in writing of the occurrence of the Force Majeure Event, the date of commencement of the Force Majeure Event and the effects of the Force Majeure Event on its ability to perform its obligations under this Agreement;

         25.1.3 that party shall use all reasonable efforts to mitigate the effects of the Force Majeure Event upon the performance of its obligations under this Agreement; and

         25.1.4 as soon as reasonably possible after the cessation of the Force Majeure Event that party shall notify the other party in writing of the cessation of the Force Majeure Event and shall resume performance of its obligations under this Agreement.

                              Safilo(R)
                                Group


25.2 If the Force Majeure Event continues for more than six months either party may terminate this Agreement by giving not less than 30 days notice in writing to the other party.

25.3 For the purposes of this Clause, "Force Majeure Event" means any event beyond the reasonable control of a party and which is unavoidable notwithstanding the reasonable care of that party including, but not limited to, acts of God; war, riot, civil commotion; malicious damage; compliance with any law or governmental order, rule regulation or direction; accident; breakdown of plant or machinery; fire; flood or storm.

25.4 Subject to Clause 25.1 and 25.2 neither party shall be liable for any loss, liability, cost or damage suffered by the other party due to a Force Majeure Event.


26.      NO WAIVER

         No forbearance, indulgence or relaxation shown or granted by either of the parties in enforcing any of the terms and conditions of this Agreement shall in any way affect, diminish, restrict. operate as or be deemed to be a waiver of any breach of any such terms or conditions by that party.


27.      NO BROKERAGE FEE

         Carrera is not and will not be obliged or required to pay any brokerage, introduction or tinder's fee of any kind to the Licensee or any third party in connection with this Agreement or its execution.


 28.     MISCELLANEOUS

 28.1 The parties agree that this Agreement will be effective only after the binding party has notified such Agreement to the competent local antitrust authority and/or obtained the relevant authorisation.

28.2. In the event that this Agreement is translated into the Distributor's language, only the English version is considered valid.


29.      HEADINGS

                              Safilo(R)
                                Group


         The headings to this Agreement are for ease of reference only and shall not be used in the interpretation of this Agreement.


30.      APPLICABLE LAW

         This Agreement is governed by Austrian law.


31.      ARBITRATION

31.1 Any dispute arising out of or in connection with this Agreement shall be finally settled in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce, by three arbitrators designated in accordance with said Rules.

31.2     The place of the arbitration shall be London.

31.3 The arbitration courts decision shall be final and binding for both panics to the Agreement.

31.4    The language to be used in the arbitration proceedings shall be English.


32.      COUNTERPARTS

         This Agreement may be executed in counterparts, each of which when executed shall be an original but all the counterparts together shall constitute one and the same instrument.

                              Safilo(R)
                                Group


SCHEDULE 1


                                                    TRADEMARKS


                                                      CARRERA

COUNTRY                  REGISTR.          REGISTR.       EXPIRY      INTERN.                    PRODUCTS
                            NO.              DATE          DATE        CLASS
AUSTRIA                    68966           21.04.17      30.04.01        18                        bags
                           68966           21.04.71      30.04.01        28      clubs, balls, club head cover, carry bags,
                                                                                         bag travel cover, gloves
CANADA                   TMA390023         15.11.91      15.11.06        25                      apparel
GERMANY                   949762           01.10.76      08.07.96        28      club, balls, club head cover, carry bags,
                                                                                         bag travel cover, gloves
                                                                                             bags, umbrellas
JAPAN                     789824           05.06.68      12.08.98        25               apparel, towels, caps
                     Applic. n. 72152      14.07.95                      25                  apparel, shores
                     Applic. n. 72153      14.07.95                      28      clubs, balls, club head cover, carry bags,
                                                                                         bag travel cover, gloves
                          Applic.                                        18                  bags, umbrellas
TAIWAN                    518953           01.04.91      31.03.01        18                        bags
SAUDI                      19168           13.02.89      29.01.98        18                        bags
ARABIA
U.K.                Applic. n. 2116671     257.11.96                     18                  bags, umbrellas

                                                                         25          apparel, shoes, hats, cap visors
                                                                         28
                                                                                 clubs, balls, club head cover, carry bags,
                                                                                         bag travel cover, gloves
U.S.A.                    1258309          22.11.83      22.11.03        25               shirts, sun visor hats
                          Applic.          27.11.96                      18                  bags, umbrellas

                                                                         25          apparel, shoes, hats, cap visors
                                                                         28
                                                                                 clubs, balls, club head cover, carry bags,
                                                                                         bag travel cover, gloves
INTERN.
REGISTR.                  430574           22.04.77      22.04.97        28      clubs, balls, club head cover, carry bags,
                                                                                         bag travel cover, gloves





                              Safilo(R)
                                Group


COUNTRY                  REGISTR.          REGISTR.       EXPIRY      INTERN.                    PRODUCTS
                            NO.              DATE          DATE        CLASS
ARGENTINA                 1370579          27.12.89      27.12.99        18                  bags, umbrellas
                          1325178          23.12.88      23.12.98        25                   apparel, shoes
                          1311976          21.09.88      21.09.98        28      clubs, balls, club head cover, carry bags,
                                                                                         bag travel cover, gloves
AUSTRALIA                 B498714          03.11.88      03.11.09        18                  bags, umbrellas
                          B307087          20.06.79      11.05.98        25                   apparel, shoes
                          B307089          20.06.79      11.05.98        28      clubs, balls, club head cover, carry bags,
                                                                                         bag travel cover, gloves
AUSTRIA                   104132           20.12.83      21.11.03        18                        bags
BAHARAIN                   11767           04.07.88      04.07.03        18                  bags, umbrellas
                           11768           04.07.88      04.07.03        28      clubs, balls, club head cover, carry bags,
                                                                                         bag travel cover, gloves
BRASILE                  810729873         07.01.85      15.01.05        28      clubs, balls, club head cover, carry bags,
                                                                                         bag travel cover, gloves
CANADA                    410961           16.04.93      16.04.08        18                        bags
CHILE                     328524           27.12.77      16.03.98        25                      apparel
                          328524           27.12.77      16.03.98        28      clubs, balls, club head cover, carry bags,
                                                                                         bag travel cover, gloves
DUBAI                Cautionary Notice       March                       25                   apparel, shoes
                                             1988
FINLAND                    78659           07.09.81      07.09.01        25                      apparel
                           78659           07.09.81      07.09.01        25      clubs, balls, club head cover, carry bags,
                                                                                         bag travel cover, gloves
HONG                      B05202           27.06.95      10.03.99        18                   bags, umbrella
KONG
INDIA                     S02045           31.03.95      09.12.95        18                   bags, umbrella
JAPAN                     1522699          28.08.92      29.06.02        28      clubs, balls, club head cover, carry bags,
                                                                                         bag travel cover, gloves
                          2121073          27.03.89      27.03.09        25               apparel, towels, caps
                          2594298          29.10.93      29.10.03        18                     umbrellas
(In kana                  1536732          28.08.92      29.06.02        28      clubs, balls, club head cover, carry bags,
characters)                                                                              bag travel cover, gloves

(in kana                  2121074          27.03.89      27.03.99        25               apparel, towels, caps
characters)
KUWAIT                     20121           02.04.89      09.06.98        18                  bags, umbrellas
                           20122           02.04.89      09.06.98        28      clubs, balls, club head cover, carry bags,
                                                                                         bag travel cover, gloves
MACAU                      8275            06.01.94      06.01.04        25                   apparel shores





                                                      Safilo(R)
                                                       Group


COUNTRY                  REGISTR.          REGISTR.       EXPIRY      INTERN.                    PRODUCTS
                            NO.              DATE          DATE        CLASS
MALAYSIA                  88/0699          11.12.93      14.12.95        18       bags made of leather and imitations of
                                                                                            leather, umbrellas
MEXICO                    337737           02.12.87      17.06.01        18                     umbrellas
                     Applic. n. 118244                                   18                  bags, umbrellas
                     Applic. n. 118244                                   25          apparel, shoes, hats, cap visors
NEW                       B119438          16.05.77      16.05.98        25                   apparel, shoes
ZEALAND
                          B119439          16.05.77      16.05.98        28
NORWAY                    101668           08.02.79      08.02.99      25+28                     apparel
                          101668           08.02.79      08.02.99                clubs, balls, club head cover, carry bags,
                                                                                         bag travel cover, gloves
OMAN                 Cautionary Notice     01.06.88                      18                  bags, umbrellas
                     Cautionary Notice     01.06.88                      28      clubs, balls, club head cover, carry bags,
                                                                                         bag travel cover, gloves
PANAMA                    061030           09.03.94      09.03.04        28      clubs, balls, club head cover, carry bags,
                                                                                         bag travel cover, gloves
PHILIPPINE                 53206           07.08.92      07.08.12        25                   apparel, shoes
QATAR                      6611            30.04.92      14.05.98        28      clubs, balls, club head cover, carry bags,
                                                                                         bag travel cover, gloves
                           6610            03.03.92      14.05.98        18                  bags. Umbrellas
SAUDI                      11253           05.02.85      20.08.02        28      clubs, balls, club head cover, carry bags,
ARABIA                                                                                   bag travel cover, gloves
SOUTH                     771414           31.03.87      31.03.97        25                  apparel, shores
AFRICA                    771413           31.03.87      31.03.97        28      clubs, balls, club head cover, carry bags,
                                                                                         bag travel cover, gloves
SOUTH                     194457           22.06.90      21.06.00        18                        bags
KOREA
SWEDEN                    167990           08.06.79      08.06.99        28      clubs, balls, club head cover, carry bags,
                                                                                         bag travel cover, gloves
TAIWAN                    456132           01.10.89      30.09.99        18                     umbrellas

                          379692           01.10.89      30.09.99        25                       shoes
UNITED                                     November                      18                  bags, umbrellas
ARAB                                         1995

EMIRATES                                   November                      25                  apparel, shores
                                             1995

                                           November                      28      clubs, balls, club head cover, carry bags,
                                             1995                                        bag travel cover, gloves





                                                      Safilo(R)
                                                       Group


COUNTRY                  REGISTR.          REGISTR.       EXPIRY      INTERN.                    PRODUCTS
                            NO.              DATE          DATE        CLASS
VENEZUELA                 94823F           16.06.80      16.06.95        25                   apparel, shoes
                                     (Renew
                                       ed)
YEMEN                      1665            19.07.88      19.07.98        28      clubs, balls, club head cover, carry bags,
                                                                                         bag travel cover, gloves
                           1666            19.07.88      19.07.98        18                  bags, umbrellas
INTERN.                   486028           20.03.84      20.03.04        18                  bags, umbrellas
REGISTR.
for: Austria, Germany, France, Italy, Switzerland, Algeria, Benelux, Denmark, Bulgaria, Hungary, Croatia, Slovenia,
Czech Republic, Liechtenstein, Marocco, Monaco, North Korea, Romania, San Marino, Sudan, Tunisia, Vietnam,
Yugoslavia
INTERN.                   486028           20.03.84      20.03.04        28      clubs, balls, club head cover, carry bags,
REGISTR.                                                                                 bag travel cover, gloves
for: Austria, France, Italy, Switzerland, Spain, Algeria, Denmark, Benelux, Bulgaria, Croatia, Slovenia, Czech Republic,
Liechtenstein, Marocco, Monaco, North Korea, Romania, San Marion, Sudan, Tunisia, Vietnam, Yugoslavia
INTERN.                   430575           22.04.77      22.04.97        28      clubs, balls, club head cover, carry bags,
REGISTR.                                                                                 bag travel cover, gloves
for: Austria, Germany, Benelux, Italy.
U.K.                Applic. n. 2116668     25.11.96                      18                  bags, umbrellas

                                                                         25          apparel, shoes, hats, cap visors

                                                                         28      clubs, balls, club head cover, carry bags,
                                                                                         bag travel cover, gloves
U.S.A.                    Applic.          27.11.96                      18                  bags, umbrellas

                                                                         25          apparel, shoes, hats, cap visors

                                                                         28      clubs, balls, club head cover, carry bags,
                                                                                         bag travel cover, gloves

                              Safilo(R)
                                Group


SCHEDULE 2

                               PRODUCTS


1        GOLF APPAREL*
2        GOLF SHOES
3        GOLF CLUBS
4        GOLF BALLS
5        GOLF  CLUB HEAD COVER
6        GOLF BAGS*
7        GOLF CARRY BAGS
8        GOLF BAG TRAVEL COVER
9        GOLF GLOVES
10       GOLF HATS AND CAP VISORS*
11       GOLF UMBRELLA*
12       GOLF TOWELS*


    (*) For these Products the Trademark should be always used by the Licensee together with the word "GOLF". This is for avoiding any confusion with products similar to the Products and for which other licensees may have granted a license on the Territory.


    Jn the case that in some of the countries of the Territory results that the above Products are not covered in the relevant class, Carrera undertakes to proceed for filing an application to provide for the extention of the registration.

                              Safilo(R)
                                Group


 SCHEDULE 3


                              TERRITORY

 TERRITORIES                                          PRODUCTS (1)

 Algeria                                    3-4-5-6-7-8-9-11
 Argentina                                  1-2-3-4-5-6-7-8-9-11
 Australia                                  1-2-3-4-5-6-7-8-9-11
 Austria                                    3-4-5-6-7-8-9-11

 Baharain                                   3-4-5-6-7-8-9-11
 Benelux                                    3-4-5-6-7-8-9-11
 Brasile                                    3-4-5-7-8-9
 Bulgaria                                   3-4-5-6-7-8-9-Il

 Canada                                     1-6
 Chile                                      1-3-4-5-7-8-9
 China (2)
 Croatia                                    3-4-5-6-7-8-9-11
 Czech Republic                             3-4-5-6-7-8-9-11

 Denmark                                    3-4-5-6-7-8-9-11
 Dubai                                      1-2

 U.A.E.                                     1-2-3-4-5-6-7-8-9-11

 Finland                                    1-3-4-5-7-8-9
 France                                     3-4-5-6-7-8-9-11

 Germany                                    3-4-5-6-7-8-9-11

 Hong Kong                                  6-11
 Hungary                                    6-11

 India                                      6-11
 Indonesia (2)
 Italy                                      3-4-5-6-7-8-9-11

 Japan                                      1-2-3-4-5-7-8-9-10-12

                              Safilo(R)
                                Group


 Jugoslavia                                 3-4-5-6-7-8-9-11

 Korea South                                6
 Korea North                                3-4-5-6-7-8-9-11
 Kuwait                                     3-4-5-6-7-8-9-11

 Liechtenstein                              3-4-5-6-7-8-9-11

Macao (Portugal)                            1-2
Malaysia                                    6 (only  bags  made  of  leather and
                                               imitations of leather)-11
Mexico                                      1-2-6-10-11
Monaco                                      3-4-5-6-7-8-9-11
Marocco                                     3-4-5-6-7-8-9-11
  New Zealand                               1-2-3-4-5-7-8-9
  Norway                                    1-3-4-5-7-8-9

  Oman                                      3-4-5-6-7-8-9-l 1

  Panama                                    3-4-5-7-8-9
  Philippines                               1-2

  Quatar                                    3-4-6-7-8-9-11

  Rumania                                   3-4-5-6-7-8-9-11

  San Marino                                3-4-5-6-7-8-9-11
  Saudi Arabia                              3-4-5-6-7-8-9
  Singapore (2)
  Spain                                     3-4-5-7-8-9
  Slovenia                                  3-4-5-6-7-8-9-11
  South Africa                              1-2-3-4-5-7-8-9
  Sudan                                     3-4-5-6-7-8-9-11
  Sweden                                    3-4-5-7-8-9
  Switzerland                               3-4-5-6-7-8-9-11

  Taiwan                                    2-6-11
  Thailand (2)
  Tunisia                                   3-4-5-6-7-8-9-11


  United Kingdom                            1-2-3-4-5-6-7-8-9-10-1 1-12

                              Safilo(R)
                                Group


  U.S.A.                                    1-2-3-4-5-6-7-8-9-10-11 -12

  Venezuela                                 1-2
  Vietnam                                   3-4-5-6-7-8-9-Il

  Yemen                                     3-4-5-6-7-8-9-11


 (1) The numbers of this column indicates the Products in Schedule 2 for which a registration already exists, as results also in Schedule 1. Subject to what it is stated in Clause 13.2 of this Agreement, for the missing Products the proceeding for filing an application to provide for the registration are being or will be arranged.

 (2) Subject to what it is stated in Clause 13.2 of this Agreement, these countries will be part of the Territory as soon as Carrera provides with the filing of the relevant trademark applications. Carrera undertakes to inform the Licensee as soon as it has provided.

  SCHEDULE 4


                                                    LICENCE FEES
                                             (clauses 1.1.10 and 7.1)


  The Licensee shall pay ro Carrera the License Fees as follows:

o for the Licensed Products sold by the Licensee to Stockists and Distributors an amount equal to the 6% (six per cent) of Net Sales;

o for the first contractual period, from the Effective Date to December 31, 1997, the above percentage will be calculated on the Net Sales effected in the same period. The relevant amount will be paid in accordance with article 7.3 of this Agreement.

                              Safilo(R)
                                Group


SCHEDULE 5.1


                              NET SALES


COUNTRY            EXCHANGE            UNITS        NET SALES            NET SALES           LICENCE FEES
                   RATE                             LOCAL                US$                 US$
                                                    CURRENCY
----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------


                              Safilo(R)
                                Group


SCHEDULE 5.2


                              DISCOUNTS

--------------------------------------------------------------------------------
  UNITS INVOICED

--------------------------------------------------------------------------------
  GROSS SALES

--------------------------------------------------------------------------------
  DISCOUNTS

--------------------------------------------------------------------------------
  SALES


  AVERAGE SALES
  PRICES
--------------------------------------------------------------------------------

                              Safilo(R)
                                Group


 SCHEDULE 5.3


                             LIST PRICES


DESCRIPTION OF                 SALES AREA            PRICE   DATE OF VALIDITY      CURRENCY
   PRODUCTS
----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------

                              Safilo(R)
                                Group


SCHEDULE 6


                          GUARANTEED MINIMA
                             (Clause 9.1)


 The Licensee shall pay to Carrera a yearly minimum and non-returnable Licence Fee as follows:

o an amount equal to the 80% (eighty per cent) of the royalty calculated on turnover of the previous Licensed Year. In no event shall the amount paid be lower than the followings:


                  1997:                                 290.000  US$
                  1998:                                 450.000  US$
                  1999:                                 630.000  US$
                  2000:                                 780.000  US$
                  2001:                                 900.000  US$
                  2002:                                1.100.000 US$
                  2003:                                1.250.000 US$
                  2004:                                1.450.000 US$
                  2005:                                1.600.000 US$
                  2006:                                1.800.000 US$

                              Safilo(R)
                                Group

IN WITNESS of this Agreement the duly authorised representatives of the parties have executed this agreement on or before the date specified at the beginning of this Agreement.


 Signed by)
/s/ Tabacchi Vittorio
-----------------------------------
Attorney                                                      )
 -for and on behalf)
 of CARRERA OPTYL MARKETING GmbH                              )



Signed by)
/s/ Ron R. Karrani
-----------------------------------
President )
for and on behalf)
of GRAFIX TIME Corporation                                    )